Exhibit 10.12

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of September 25, 2018, by and between Ruben Tommasi (“Executive”) and Entasis Therapeutics Holdings Inc. (the “Company”), and which shall become effective upon the effectiveness of the registration statement for the Company’s initial public offering (the “Effective Date”).

Executive previously entered into an Offer Letter with the Company effective as of May 11,  2015, as amended on August 28, 2017 (the “Prior Agreement”);

The parties desire to amend, restate and replace the Prior Agreement;

The Company desires to continue to employ Executive and, in connection with such employment, to compensate Executive for Executive’s personal services to the Company; and

Executive desires to continue to be employed by the Company and to provide personal services to the Company in return for certain compensation.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1.         EMPLOYMENT BY THE COMPANY.

1.1       At-Will Employment.  Executive will continue to be employed by the Company on an “at-will” basis, meaning either the Company or Executive may terminate Executive’s employment at any time, with or without cause or advanced notice.  Any contrary representations that may have been made to Executive are superseded by this Agreement.  This Agreement is the full and complete agreement between Executive and the Company on the “at-will” nature of Executive’s employment with the Company, which may be changed only in an express written agreement signed by Executive and a duly authorized officer of the Company.  Executive’s rights to any compensation following a termination are only as set forth in Section 6.

1.2       Position.  Subject to the terms of this Agreement, the Company agrees to continue to employ Executive, as Chief Scientific Officer, and Executive hereby accepts such continued employment.  During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company.

1.3       Duties.  As Chief Scientific Officer, Executive will report to the Chief Executive Officer (the “CEO”) performing such duties as are normally associated with Executive’s position and such duties as are assigned to Executive from time to time by the CEO, subject to the oversight and direction of the CEO.  Executive will perform Executive’s duties under this Agreement principally out of the Company’s corporate headquarters.  In addition, Executive will make such business trips to such places as may be necessary or advisable for the efficient operations of the Company.

1.4       Company Policies and Benefits.  The employment relationship between the parties is also subject to the Company’s personnel and compliance policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion.  Executive will continue to be eligible to participate on the same basis as similarly situated executives in the Company’s benefit plans in effect from time to time during Executive’s employment.  All matters of eligibility for coverage or benefits under any benefit plan will be determined in accordance with the provisions of the plan.  The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion.  Notwithstanding the foregoing, in the event that the terms of this Agreement differ from, or are in conflict with, the Company’s general employment policies or practices, this Agreement will control.

2.         COMPENSATION.

2.1       Salary.  Executive will receive for Executive’s services to be rendered hereunder an initial annualized base salary of US$311,042, subject to review and adjustment from time to time by the Company in its sole discretion, payable subject to standard payroll withholding requirements in accordance with Company’s standard payroll practices (“Base Salary”).

2.2       Bonus.  While this Agreement is in effect, Executive will continue to be eligible for a discretionary annual cash bonus with a target of thirty-five percent (35%) of Executive’s then current Base Salary, subject to review and adjustment from time to time by the Company in its sole discretion, payable subject to standard payroll withholding requirements (“Target Bonus”).  Whether or not Executive earns any bonus will be dependent upon (a) the actual achievement by Executive and the Company of the applicable individual and corporate performance goals, as determined by the Board of Directors of the Company (the “Board”) in its sole discretion, and (b) Executive’s continuous performance of services to the Company through December 31 of the year any bonus may be earned.  The bonus may be greater or lesser than the Target Bonus and may be zero.  In all events, any bonus earned pursuant to this Section 2.2 will be paid on or before March 15 of the year following the year for which it is earned.

2.3       Equity.  Executive has been granted options to purchase shares of the Company’s Common Stock (the “Options”), the terms of which will continue to be governed in all respects by the governing plan documents, grant notices and stock option agreements.  Executive will be eligible to receive further stock grants and/or stock option awards in the sole discretion of the Board or its Compensation Committee.

2.4       Expense Reimbursement.  The Company will reimburse Executive for reasonable business expenses with proper documentation and in accordance with the Company’s standard expense reimbursement policy.  For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

3.         CONFIDENTIALITY AND PROPRIETARY RIGHTS OBLIGATIONS.   The parties have entered into a Confidentiality & Proprietary Rights Agreement and a Restrictive Covenant (collectively, “Confidential Information Agreement”), which may be amended by the parties from time to time without regard to this Agreement.  The Confidential Information Agreement contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement.

4.         OUTSIDE ACTIVITIES DURING EMPLOYMENT.  Except with the prior written consent of the Chairman of the Board and the Company’s CEO, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with Executive’s responsibilities and the performance of Executive’s duties hereunder except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Executive may wish to serve, (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Executive’s duties, and (iii) such other activities as may be specifically approved by the Chairman of the Board and the CEO.  This restriction will not, however, preclude Executive (x) from owning less than one percent (1%) of the total outstanding shares of a publicly traded company, or (y) from employment or service in any capacity with Affiliates of the Company.  As used in this Agreement, “Affiliates” means an entity under common management or control with the Company.  Notwithstanding this Section 4, the Chairman of the Board and the CEO will continue to permit Executive to serve as a board member of one  (1) other company or entity, such company or entity whose identity Executive has disclosed or will disclose to the Chairman of the Board and the CEO, unless such company or entity is reasonably deemed by the Chairman of the Board and the CEO to be competitive with the Company, and further provided that Executive’s service as a board member of that company or entity will not in any way materially limit or adversely impact Executive’s compliance with the duties and obligations that Executive has and owes to the Company, including under this Agreement or the Confidential Information Agreement.

5.         NO CONFLICT WITH EXISTING OBLIGATIONS.  Executive represents that Executive’s performance of all the terms of this Agreement and as an Executive of the Company does not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services.  Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict with his obligations under this Agreement.

6.         TERMINATION OF EMPLOYMENT.  Executive and the Company each acknowledge that, pursuant to Section 1 of this Agreement, either party has the right to terminate Executive’s employment with the Company at any time for any reason whatsoever, with or without cause or advance notice.  The provisions in this Section 6 govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.

6.1       Termination by the Company without Cause or Resignation by Executive for Good Reason (Other Than in Connection with a Change in Control).

(a)        The Company will have the right to terminate Executive’s employment with the Company at any time without Cause (as defined below).  Likewise, Executive may resign for Good Reason (as defined below).  In the absence of a Change in Control

(as defined below) and in the event Executive is terminated by the Company without Cause, but not in the event of a termination due to death or Disability under Section 6.4, or Executive resigns for Good Reason (as defined below), then Executive will be entitled to receive the Accrued Obligations (as defined below) and in addition, provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and further provided Executive complies with the obligations in Section 6.1(b) below, Executive will also be eligible to receive the following “Severance Benefits”:

(i)         The Company will pay Executive an amount equal to Executive’s then current Base Salary for twelve (12) months, less standard withholdings and deductions, paid in installments on the Company’s regular payroll dates.

(ii)       If Executive is participating in the Company’s group health plans as of the date of termination, and if  Executive timely elects continued coverage under COBRA or, if applicable, state continuation coverage laws, the Company will pay the premiums necessary to continue Executive and Executive’s covered dependents’ health insurance coverage in effect on the termination date until the earliest of:  (i) twelve (12) months following the termination date; (ii) the date when Executive becomes eligible for health insurance coverage in connection with new employment or self-employment; or (iii) the date Executive ceases to be eligible for continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), (the “COBRA Payment Period”).  Notwithstanding the foregoing, if at any time the Company determines that its payment of continuation coverage premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying premiums pursuant to this Section, the Company will pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the premium it would have paid for such month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period.

(b)       Executive will receive the Severance Benefits pursuant to Section 6.1(a) of this Agreement if:  (i) within the timeframe provided by the Company, Executive has signed and delivered to the Company a separation agreement containing an effective, general release of claims in favor of the Company and its affiliates and representatives, in a form presented by the Company (the “Release”), which cannot be revoked in whole or part by such date (the date that the Release can no longer be revoked is referred to as the “Release Effective Date”); and (ii) if Executive holds any other positions with the Company or any affiliate, including a position on the Board, Executive resigns such position(s) to be effective no later than the date of Executive’s Separation from Service (or such other date as requested by the Board); (iii) Executive returns all Company property; (iv) Executive complies with Executive’s post-termination obligations under this Agreement and the Confidential Information Agreement; and (v) Executive complies with the terms of the Release, including without limitation any non-disparagement and confidentiality provisions contained in the Release.

(c)        The Company will not make any payments to Executive with respect to any of the benefits pursuant to Section 6.1(a) prior to the 60th day following Executive’s date of termination.  On the 60th day following Executive’s date of termination, and provided that Executive has delivered an effective Release, the Company will make the first payment to Executive under Section 6.1(a)(i) in a lump sum equal to the aggregate amount of payments that the Company would have paid Executive through such date had the payments commenced on Executive’s date of termination through such 60th day, with the balance of the payments paid thereafter on the schedule described above.

(d)       For purposes of this Agreement, “Accrued Obligations” are (i) Executive’s accrued but unpaid salary through the date of termination, (ii) any unreimbursed business expenses incurred by Executive payable in accordance with the Company’s standard expense reimbursement policies, (iii) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan, and (iv) Executive’s accrued but unused vacation through the date of termination.

(e)        The Severance Benefits provided to Executive pursuant to Section 6.1(a) are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program.

(f)        Any damages caused by the termination of Executive’s employment without Cause would be difficult to ascertain; therefore, the Severance Benefits for which Executive is eligible pursuant to Section 6.1(a) above in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

(g)        For purposes of this Agreement, “Good Reason”  means any of the following actions taken by the Company without Executive’s consent:  (i) any material diminution of Executive’s authority, duties or responsibilities; (ii) a material (greater than ten percent (10%)) reduction by the Company of Executive’s Base Salary except in the case of across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all similarly-situated employees of the Company; (iii) a relocation of Executive’s place of employment to a location in excess of fifty (50) miles from the Company’s current principal place of employment; (iv) any material breach of this Agreement by the Company;  provided, however, that it will only be deemed Good Reason if (1)  the Company has not previously notified Executive of its intention to terminate his employment; (2)  the Company is given written notice from Executive within ninety (90) days following the first occurrence of a condition that Executive considers to constitute Good Reason (with such notice including a description of the condition); (3)  the Company fails to remedy such condition within thirty (30) days following such written notice; and (4) Executive resigns from employment with the Company effective not later than thirty (30) days after the end of the Company’s cure period.  Notwithstanding the foregoing, any actions taken by the Company to accommodate a Disability of Executive or pursuant to the Family and Medical Leave Act or an applicable state leave law will not be a Good Reason for purposes of this Agreement.

6.2       Termination by the Company for Cause or Resignation by Executive (Other Than for Good Reason).

(a)        If the Company terminates Executive’s employment for Cause or Executive resigns from employment with the Company without Good Reason, regardless of whether or not such termination is in connection with a Change in Control, then Executive will be entitled to the Accrued Obligations, but Executive will not receive the Severance Benefits or any other severance compensation or benefit.

(b)       “Cause” for termination will mean that the Board has determined in its sole discretion that Executive has engaged in any of the following:  (i) a material breach of this Agreement or any other written agreement between Executive and the Company; (ii) gross negligence or gross misconduct in the performance of Executive’s duties; (iii) the commission of any act or omission constituting dishonesty or fraud that is injurious to the Company or any affiliate thereof; (iv) any conduct which constitutes a felony under applicable law; (v) conduct by Executive which demonstrates gross unfitness to serve; (vi) failure to attempt in good faith to implement a clear, reasonable and legal directive of the Company’s CEO, the Board or any Board committee; or (vii) breach of a fiduciary duty.

6.3       Change in Control Severance Benefits.

(a)        In the event that the Company (or any surviving or acquiring corporation) terminates Executive’s employment without Cause or Executive resigns for Good Reason on or within eighteen (18) months following the effective date of a Change in Control (“Change in Control Termination”), Executive will be entitled to the Accrued Obligations,  and upon executing and allowing to become effective the Release, Executive will be eligible to receive the following Change in Control severance benefits:

(i)         a lump-sum cash payment in an amount equal to twelve (12) months of Executive’s Base Salary then in effect (the “Lump Sum Severance”);

(ii)       a lump-sum cash payment in an amount equal to one (1) times Executive’s Target Bonus for the year in which Executive’s employment terminates (the “Bonus Severance”);

(iii)      if Executive is participating in the Company’s group health plans as of a Change in Control Termination, and if Executive timely elects continued coverage under COBRA or, if applicable, state continuation coverage laws, the Company will pay the premiums necessary to continue Executive and Executive’s covered dependents’ health insurance coverage in effect on the Change in Control Termination date until the earliest of:  (A)  twelve (12) months following a Change in Control Termination; (B) the date when Executive becomes eligible for health insurance coverage in connection with new employment or self-employment; or (C) the date Executive ceases to be eligible for continuation coverage for any reason, including plan termination, provided, however, if at any time the Company determines that its payment of continuation coverage premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying premiums pursuant to this Section, the Company will pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the premium it would have paid for such month, subject to applicable tax withholding, for the remainder of the COBRA Payment Period; and

(iv)       effective as of the later of Executive’s Change in Control Termination date or the effective date of the Change in Control, the vesting and exercisability of all outstanding stock options and other stock awards covering the Company’s Common Stock that are held by Executive as of immediately prior to the Change in Control Termination date, to the extent such awards are subject to time-based vesting requirements, will be accelerated (and lapse, in the case of reacquisition or repurchase rights) in full.  Executive’s stock options and stock awards will remain outstanding following Executive’s Change in Control Termination date if and to the extent necessary to give effect to this Section 6.3(a)(iv) subject to earlier termination under the terms of the equity plan and award agreements under which such awards were granted and the original maximum term of the award (without regard to Executive’s termination).

(b)       To receive the payments and benefits under (a) above, Executive’s termination or resignation must constitute a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) and Executive must execute and allow the Release to become effective within the time period provided by the Company, which shall be no later than 60 days following Executive’s termination or resignation.  The Lump Sum Severance and Bonus Severance will be paid, subject to deductions and withholdings, by the 60th day following Executive’s termination or resignation, provided Executive has timely delivered the effective Release.  For the avoidance of doubt, in the event of a Change in Control Termination, Executive only will be eligible to receive the severance benefits under this Section 6.3 and not those severance benefits under Section 6.1.

(c)        For purposes of this Agreement, “Change in Control” will have the meaning ascribed to such term in the Company’s 2018 Equity Incentive Plan.

6.4       Termination by Virtue of Death or Disability of Executive.

(a)        In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the parties hereunder will terminate immediately.  Executive’s legal representatives will not receive the Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company will provide to Executive’s legal representatives the Accrued Obligations.

(b)       Subject to applicable state and federal law, the Company will at all times have the right, upon written notice to Executive, to terminate this Agreement based on Executive’s Disability (as defined below).  Termination by the Company of Executive’s employment based on “Disability”  will mean termination because Executive is unable due to a physical or mental condition to perform the essential functions of Executive’s position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period.  This definition will be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Executive’s employment is terminated based on Executive’s Disability, Executive will not receive the Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company will provide to Executive the Accrued Obligations.

6.5       Cooperation with the Company after Termination of Employment.  Following termination of Executive’s employment for any reason, Executive will fully cooperate with the Company in all matters relating to the winding up of Executive’s pending work including, without limitation, any litigation in which the Company is involved or such other inquiry concerning the Company that Executive may have knowledge, the signing of routine documents for administrative or compliance purposes, announcements concerning termination and the orderly transfer of any pending work to such other executives or Executives as may be designated by the Company.

6.6       Section 409A.

(a)        Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Internal Revenue Code (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”).  Severance benefits will not commence until Executive has a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “separation from service”).   Each installment of  severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9).  Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, and if any of the payments due upon separation from service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code and the related adverse taxation under Section 409A, such payments will not be provided to Executive prior to the earliest of (i) the expiration of the six (6)-month period measured from the date of Executive’s separation from service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation.  Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph will be paid in a lump sum to Executive, and any remaining payments due will be paid as otherwise provided in this Agreement or in the applicable agreement.  No interest will be due on any amounts so deferred.  To the extent that any severance payments are deferred compensation under Section 409A, and are not otherwise exempt from the application of Section 409A, then, if the period during which Executive may consider and sign the Release spans two calendar years, the payment of severance will not be made or begin until the later calendar year.  The parties acknowledge that the exemptions from application of Section 409A to severance benefits are fact specific, and any later amendment of this Agreement to alter the timing, amount or conditions that will trigger payment of severance benefits may preclude the ability of severance benefits provided under this Agreement to qualify for an exemption.

(b)       Notwithstanding anything in this Agreement to the contrary or otherwise, with respect to any expense, reimbursement or in-kind benefit provided pursuant to this Agreement that constitutes a “deferral of compensation” within the meaning of Section 409A and its implementing regulations and guidance, (a) the expenses eligible for reimbursement or in-kind benefits provided to Executive must be incurred during the term of the Agreement (or applicable survival period), (b) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (c) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (d) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

(c)        It is intended that this Agreement will comply with the requirements of Section 409A, and any ambiguity contained herein will be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A.  Notwithstanding the foregoing, the Company will in no event be obligated to indemnify Executive for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Section 409A of the Code to payments made pursuant to this Agreement.

6.7       Section 280G.

(a)        If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement or otherwise (a “Payment”) shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b)       Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows:  (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(c)        Unless Executive and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change of control transaction triggering the Payment shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.  The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

(d)       If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 6.7(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 6.7(a)) so that no portion of the remaining Payment is subject to the Excise Tax.  For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in Section 6.7(a), Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

7.         GENERAL PROVISIONS.

7.1       Notices.  Any notices required hereunder to be in writing will be deemed effectively given:  (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail or confirmed facsimile, if sent during normal business hours of the recipient, and if not, then on the next business day, (c) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of delivery.  All communications will be sent to the Company at its primary office location and to Executive at Executive’s then current address as listed in Company records, or at such other address as the Company or Executive may designate by ten (10) days advance written notice to the other.

7.2       Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.3       Survival.  Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the parties will survive any such termination, whether by expiration of the term, termination of Executive’s employment, or otherwise, for such period as may be appropriate under the circumstances.

7.4       Waiver.  If either party should waive any breach of any provisions of this Agreement, Executive or the Company will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.5       Complete Agreement.  This Agreement constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof.  This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements, including the Prior Agreement.  This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company.  The parties have entered into a separate Confidential Information Agreement and may have entered into other agreements governing stock option(s) or other equity awards.  Any such separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of Executive’s employment under this Agreement, may be amended or superseded by the parties without regard to this agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

7.6       Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.7       Headings.  The headings of the sections hereof are inserted for convenience only and will not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.8       Successors and Assigns.  The Company will assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any Company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity will by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder.  Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to Executive’s estate upon Executive’s death.

7.9       Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the Commonwealth of Massachusetts.

7.10     Resolution of Disputes.  To ensure timely and economical resolution of any disputes that may arise in connection with Executive’s employment with the Company, as a condition of Executive’s employment, Executive and the Company hereby agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this Agreement, or its interpretation, enforcement, breach, performance or execution, Executive’s employment with the Company, or the termination of such employment, will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted before a single arbitrator by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under then applicable JAMS rules.  The arbitration will take place in Boston, Massachusetts; provided, however, that if the arbitrator determines there will be an undue hardship to Executive to have the arbitration in such location, the arbitrator will choose an alternative appropriate location.  Executive and the Company each acknowledge that by agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding.  Executive will have the right to be represented by legal counsel at Executive’s expense at any arbitration proceeding.  The arbitrator will:  (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (ii) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based.  The arbitrator, and not a court, will also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures.  The Company will pay all costs and fees in excess of the amount of court fees that Executive would be required to incur if the dispute were filed or decided in a court of law.  Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement effective as of the day and year first written above.

ENTASIS THERAPEUTICS HOLDINGS INC.

By:	/s/ Manoussos Perros, Ph.D.
Manoussos Perros, Ph.D.
President and Chief Executive Officer

EXECUTIVE

/s/ Ruben Tommasi, Ph.D.
Ruben Tommasi, Ph.D.